Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEW RESIDENTIAL INVESTMENT CORP.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

NEW RESIDENTIAL INVESTMENT CORP., a Delaware corporation (hereinafter, the “Corporation”), does hereby certify as follows:

FIRST: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each two (2) shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional shares as described below. Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the reverse stock split. A stockholder of record who otherwise would be entitled to receive fractional shares will be entitled to receive a cash payment from the Company’s transfer agent as soon as practicable after the effective time of the reverse stock split in an amount equal to such stockholder’s proportionate share of the total net proceeds of the sale of all fractional shares at the then-prevailing prices on the open market by the transfer agent.

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: This Certificate of Amendment shall become effective as of October 17, 2014 at 5:00 p.m., New York City time.

*        *        *

IN WITNESS WHEREOF, NEW RESIDENTIAL INVESTMENT CORP., has caused this certificate to be duly executed in its corporate name this 17th day of October, 2014.

NEW RESIDENTIAL INVESTMENT CORP.

By:	/s/ Jonathan Brown
	Name:	Jonathan Brown
	Title:	Interim Chief Financial Officer and Chief Accounting Officer